Exhibit 10.14.2

NONEMPLOYEE DIRECTORS COMPENSATION
Effective November 6, 2013

Annual retainer	$22,500 per quarter, payable in cash or as otherwise elected by a nonemployee director pursuant to the Deferred Compensation Plan (“Deferred Plan”).
Annual RSU grant[1]	An annual restricted share unit (“RSU”) grant of the number of RSUs equal to $160,000 divided by the closing price of the Company’s common shares on the date of grant; one year cliff vest.
Presiding Director	Additional retainer is $5,000 per quarter, payable in cash or as elected under Deferred Plan. Annual RSU grant value increased by $20,000.
Audit Committee Chair	Additional retainer is $5,000 per quarter, payable in cash or as elected under Deferred Plan.
Human Resources and Compensation Committee Chair	Additional retainer is $3,750 per quarter, payable in cash or as elected under Deferred Plan.
Nominating and Governance Committee Chair	Additional retainer is $2,500 per quarter, payable in cash or as elected under Deferred Plan.

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1 Awards to be granted pursuant to the 2007 Nonemployee Directors' Equity Incentive Plan.